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                              Nayna Networks, Inc.
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Nayna Networks, Inc.
180 Rose Orchard Way, Suite 100                                 [LOGO]
San Jose, CA 95134                                              NAYNA
Tel: 408.956.8000                                               ------
Fax: 408.956.8730                                               Networks
www.nayna.com

                      Nayna Networks Letter To Shareholders

San Jose, Calif., USA - May 9, 2005 - Nayna Networks, Inc., (OTCBB: NAYN; Frankfurt Stock Exchange: NCF), a leading provider of next generation network solutions, today issued the following letter to its shareholders.

Dear Shareholder:

Nayna Networks' recent merger with Rescon Technology was an important milestone in our company's history and I would like to welcome all our new shareholders. As a newly public company, Nayna has greatly increased its opportunities for growth.

We believe the network services marketplace holds tremendous potential and our entry into the public markets will allow Nayna Networks to capitalize on major trends now driving the digital delivery of voice, video and data. This letter will serve to introduce Nayna Networks and explain our plans for the future.

The Marketplace

The early Internet applications included ordinary website content, e-mail and e-commerce. The next-generation applications have now arrived and include digital music, streaming radio, online games, video on demand, HDTV and Voice over Internet Protocol. But these new services require an access network that delivers higher quality-of-service and much higher speed -- both on orders of magnitude far greater than that currently available to most of the world's digital media consumers.

As a gauge of industry potential, industry analysts report that the worldwide number of broadband subscribers -- which includes cable, DSL and fiber to the premise -- rose to 128 million during the third quarter of 2004 and is forecasted to more than double to 287 million by 2009.

Nayna Networks

Nayna Networks is in the business of enabling delivery of digital voice, video and data, comprising the new digital media, directly to the end user. To do so, we provide the services, system solutions, network hardware and software to carry and manage this digital media into the home and office. Our customers are the network owners, ranging from corporate, urban and suburban networks to large municipalities as well as the various service providers themselves. They all seek to put more value-added services through their networks, cost effectively.

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Founded five years ago and located in the heart of Silicon Valley, Nayna
Networks has built a first class management team of industry veterans that we believe is second to none.

We have invested over $60 million to develop next-generation network technology, patents and solutions. This technology is the foundation for the new solutions Nayna is now beginning to commercialize.

Companies, large and small, populate the network services industry competing for various pieces of this marketplace. Relative to the escalating worldwide demand for new network solutions, most of our industry is fragmented, offering considerable opportunity for a technologically robust and nimble company -- such as Nayna Networks -- to capture market share.

Nayna Networks: 2005 and Beyond

Following a thorough analysis of the marketplace over the past year, we have developed a long-term growth strategy to build a solid company with strong revenue growth and accelerating cash flow. In 2005, this includes:

      o Reinforcing Our Board Of Directors. We expect to name additional board members that will add valuable expertise in technology, finance and corporate development;

      o Grow Organically. We plan to continue to introduce new and upgraded network technology solutions, and launch aggressive marketing campaigns;

      o Raise Expansion Capital. To fund new product development, sales, marketing and corporate initiatives, we intend to raise capital through debt, equity or a combination of both;

      o Mergers And Acquisitions. To build a leading integrated company, we plan to acquire companies with cash flow, complementary technologies and management as well as synergistic marketing and distribution - at compelling valuations. Our M&A strategy is focused on building near and long-term cash flow;

      o Form Strategic Alliances. We intend to form strategic alliances with complementary companies, suppliers and customers that may include channel partners, manufacturing, distribution, OEM or other agreements; and

      o Go Global. To compete successfully over the long haul, we plan to enter the global marketplace; the recent listing of Nayna common stock on the Frankfurt Stock Exchange is a step in that direction. Many emerging markets offer considerable sales potential with growth rates twice that of the U.S. and with lower operating costs. We expect to increase our global presence by aggregating select technologies and distribution.

Simply stated, our objective is to leverage Nayna Network's management talent and favorable market position with an aggressive growth strategy. We are all committed to building a company with an integrated solutions portfolio, multiple transnational sales channels, growing cash flow and earnings power.

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It is a privilege to lead your company into what I strongly believe to be an exciting and rewarding future. I, and all of us at Nayna Networks, appreciate your support and confidence.

Sincerely yours,

Naveen S. Bisht President and Chief Executive Officer

About Nayna Networks, Inc.

Nayna Networks, Inc., delivers next generation network solutions. More information is available at http://www.nayna.com/.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially because of factors such as: the company's ability to raise capital, form strategic alliances or identify and close merger or acquisition transactions on favorable terms, entry into markets with vigorous competition, market acceptance of new or existing products and services, technological shifts, delays in product development and related product release schedules, and the effect of general economic and market conditions, any of which may cause revenues and income to fall short of anticipated levels.

For further information regarding the terms, risks and uncertainties associated with the Company, and its subsidiaries' businesses, please refer to the Company's filings with the Securities and Exchange Commission (SEC), including, but not limited to, its Form 8-K, annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be obtained through the SEC's website at: http://www.sec.gov/ or by contacting the Company's investor relations department.

All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

All products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.

Additional Information

Nayna plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the election of directors for the 2005 Annual Meeting, which will contain important information. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Nayna through the Web site maintained at the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when available, from the Company by contacting Investor Relations, c/o Nayna Networks, Inc., 180 Rose Orchard Way, San Jose, CA 95134 or (408) 956-8000.

Each of the Nayna's officers and directors is deemed to be a participant in the Company's solicitation of proxies for the election of directors at the 2005 Annual Meeting. Information regarding the Nayna's officers and directors is contained in the Company's Form 8-K filed with the SEC on April 8, 2005. Additional information regarding participants in the proxy solicitation may be obtained by reading the Proxy Statement regarding the 2005 Annual Meeting when it becomes available.

Contact Information

Nayna Networks, Inc.
Jim Connor, 408-956-8000 x831
jim@nayna.com

or

Liviakis Financial Communications, Inc.
John Liviakis (Investor Relations), 415-389-4670